Exhibit 99.1

Ascena Retail Group, Inc. Announces Transition and Search for New Chief Financial Officer

MAHWAH, N.J. – (BUSINESS WIRE) – July 21, 2014 – Ascena Retail Group, Inc. (NASDAQ: ASNA) today announced that it has initiated a search process for a new Chief Financial Officer and that Dirk Montgomery, Executive Vice President and Chief Financial Officer since January of 2013, has accepted a position with a healthcare-related company based in Florida. Mr. Montgomery has agreed to remain through the end of the summer; additionally, Randy Pearce, a member of Ascena’s Board of Directors, Chair of the Audit Committee, and former Chief Financial Officer of Regis Corporation from 1998 to 2011, will increase his involvement in the stewardship of the Company’s finance department during the transition.

“Dirk is a talented executive and as much as we are disappointed to lose him, we understand the personal decision he has made to be closer to his family,” said David Jaffe, President and Chief Executive Officer of the Ascena Retail Group, Inc. “I believe that Dirk’s contributions, specifically with the development of our shared service model, the creation of our holding company structure, and the strengthening of our financial foundation, will serve his successor well and have created enduring value for our company and our shareholders.”

Mr. Montgomery commented, “I am pleased and grateful to have contributed to Ascena’s rapid strategic, operational and financial progress and for the strong ongoing relationships I’ve built with our management team and board of directors. Ascena is a great organization with a clear vision, direction and a talented team that I am confident will achieve its long range goals.”

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ:ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Lane Bryant, Cacique, maurices, dressbarn and Catherines brands; and for tween girls and boys, under the Justice and Brothers brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,900 stores throughout the United States, Puerto Rico and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.cacique.com, www.shopjustice.com, and www.shopbrothers.com.

Source: Ascena Retail Group, Inc.

ICR, Inc

James Palczynski, 203-682-8229

Senior Managing Director
jp@icrinc.com